www.TractorSupply.com

TRACTOR SUPPLY COMPANY APPOINTS THOMAS A. KINGSBURY
TO ITS BOARD OF DIRECTORS

Brentwood, TN, November 6, 2017 - Tractor Supply Company (NASDAQ: TSCO), the largest rural lifestyle retail store chain in the United States, today announced that Thomas A. Kingsbury has been appointed to the Company’s Board of Directors.

Mr. Kingsbury brings a wealth of knowledge and CEO leadership experience to the Tractor Supply Board, having worked in the retail industry for more than 40 years. He has served as a senior executive with several leading retailers, including Kohl’s Corporation and The May Department Stores Company. Mr. Kingsbury has served as President and Chief Executive Officer and a member of the Board of Directors of Burlington Stores, Inc. since December 2008, and he was appointed Chairman of the Board of Directors for Burlington Stores, Inc. in May 2014.

“We are thrilled to welcome Tom to our Board of Directors,” said Cynthia Jamison, Tractor Supply Company’s Chairman of the Board. “Tom is a talented leader with a pulse on consumer behavior and purchasing patterns, as well as an expert in merchandising strategies that drive market share growth and margin improvement. As we continue to focus on linking our physical and digital storefronts into one seamless shopping environment through the ONETractor initiative, we look forward to the contributions Tom will bring to the Company.”

Mr. Kingsbury commented, “Tractor Supply has an extremely authentic brand with a proven store growth strategy, unique merchandising assortments, and knowledgeable team members that have made them the leading authority in the rural lifestyle segment. I’m excited to be joining the Company’s Board as Tractor Supply continues to implement strategic initiatives to enhance shareholder value.”

Prior to serving as President, Chief Executive Officer and Chairman of Burlington Stores, Inc., Mr. Kingsbury served as Senior Executive Vice President of Information Services, E-Commerce, Marketing and Business Development of Kohl's Corporation from August 2006 to December 2008. Prior to 2006, Mr. Kingsbury served in various management positions with The May Department Stores Company, an operator of department store chains, commencing in 1976 and as President and Chief Executive Officer of the Filene's division since February 2000.

About Tractor Supply Company
Founded in 1938, Tractor Supply Company is the largest rural lifestyle retail store chain in the United States. At September 30, 2017, the Company operated 1,665 Tractor Supply stores in 49 states and an e-commerce website at www.tractorsupply.com. Tractor Supply stores are focused on supplying the lifestyle needs of recreational farmers and ranchers and others who enjoy the rural lifestyle, as well as tradesmen and small businesses. Stores are located primarily in towns outlying major metropolitan markets and in rural communities. The Company offers the following comprehensive selection of merchandise: (1) equine, livestock, pet and small animal products, including items necessary for their health, care, growth and containment; (2) hardware, truck, towing and tool products; (3) seasonal products, including heating, lawn and garden items, power equipment, gifts and toys; (4) work/recreational clothing and footwear; and (5) maintenance products for agricultural and rural use.

Tractor Supply Company also owns and operates Petsense, a small-box pet specialty supply retailer focused on meeting the needs of pet owners, primarily in small and mid-size communities, and offering a variety of pet products and services. At September 30, 2017, the Company operated 162 Petsense stores in 26 states. For more information on Petsense, visit www.petsense.com.